FOR IMMEDIATE RELEASE:     Thursday, March 28, 2001

CONTACT:     Thomas Gillespie, President                 Madeleine Franco
             Chief Executive Officer                     Jordan Richard Assoc.
             Aqua Vie Beverage Corporation               801-268-8610
             208-622-7792                                ir@jordanrichard.com
             www.aquavie.com

           AQUA VIE FINALIZES STRATEGIC PRODUCTION EXPANSION AGREEMENT

       Shipments to Southern California grocery chains are underway, with product expected in Albertson's and Ralphs during April.

KETCHUM, IDAHO--Aqua Vie Beverage Corporation (OTC BB: AVBC) announced today that it has finalized a strategic production expansion agreement with its primary contract manufacturer, that provides for the rapid deployment of Aqua Vie Hydrators(TM) into the California grocery chain market, without any additional capital investment by AVBC. An 8-K pertaining to the agreement is expected to be filed with the Securities and Exchange Commission within the next ten (10) days.

The strategic production financing agreement provides for the sustained and continuous financing of production and shipment of the company's complete line of products, on an interest- and financing fee-free basis and is expected to provide sufficient production financing for rapid and large-scale product deployment.

AVBC recently finalized product placement with two large southern California grocery chains. With initial purchase orders having been received, Aqua Vie Hydrators are expected to become available throughout southern California on the shelves of over 300 Albertson's stores (albertsons.com) within the next three weeks, and in over 300 regional Ralphs (ralphs.com) stores in late April. The initial case volume attributable to the region is expected to exceed $3 million in the first year.

Aqua Vie's strategic production expansion agreement will also provide production financing for sales into additional regions in Aqua Vie's ongoing marketing program. AVBC will make additional announcements as arrangements for these markets are concluded.

"Following our regional test marketing in 2000, this production financing agreement, together with orders in hand, will enable Aqua Vie to escalate its regional sales and market expansion program aimed at regional saturation, beginning in the key California market," said Thomas Gillespie, president and chief executive officer.

Aqua Vie Beverage Corporation develops and markets all-natural, lightly flavored, still (non-carbonated) bottled spring water. The company's low-calorie alternative beverages are bacteria-free and contain no preservatives. Aqua Vie produces and markets the Hydrator(TM) line of beverages in the United States and Europe. This beverage line, comprised of seven low-calorie, all-natural beverages that are lightly flavored and packaged in half-liter bottles, is designed to increase one's personal consumption of water, naturally. The underlying technology also serves as the delivery system for Aqua Vie's new line of children's Hydrators(TM), PurePlay(TM), and Eau Vin(TM), Aqua Vie's line of nonalcoholic wine and champagnes made from spring water. For further information about Aqua Vie Beverage Corporation, visit the company's web site at www.aquavie.com.

NOTE: Statements contained in this news release that are not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The company makes these statements based on information available to it as of the date of this news release and it assumes no responsibility to update or revise such forward-looking statements. Editors and investors are cautioned that such forward-looking statements invoke risk and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, demand for the company's product both domestically and abroad, the company's ability to continue to develop its market, general economic conditions, and other factors that may be more fully described in the company's literature and any periodic filings with the Securities and Exchange Commission.
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